Exhibit 99.2
CERTAIN OTHER INFORMATION INCLUDED IN THE OFFERING MEMORANDUM
The following information is included in the offering memorandum for $400.0 million in aggregate principal amount of senior notes due 2024. Defined terms used but not defined in this exhibit have the meanings set forth below under "Certain Definitions." The disclosure of the information herein shall not be deemed an admission as to its materiality.
Description of the Business of Schrader
Schrader is a leading global manufacturer of sensing and valve solutions for automotive and industrial manufacturers. Schrader is headquartered in Denver, Colorado and has sales and engineering offices in the United States, the United Kingdom, Germany, China, Japan, South Korea and Luxembourg. Manufacturing facilities are located in the United States, United Kingdom, France, Brazil and China. Schrader employs approximately 2,500 people globally, including over 300 engineers. Schrader is a leader in tire pressure monitoring sensors (“TPMS”), a vehicle safety feature that is now standard on all cars and light trucks sold in the U.S. and growing in use globally with recent legislation in Europe and Korea, and is a leading supplier of TPMS sensors, valves, tools, and related training in the TPMS markets it serves. Schrader is also regarded as the first manufacturer of the pneumatic tire valve, which is the industry standard for motor vehicles globally.

Summary Pro Forma Financial Information of Sensata
Set forth below is our summary financial information for the twelve months ended June 30, 2014 after giving pro forma effect to the Transactions in the manner described below.
The summary unaudited pro forma condensed combined financial information of Sensata for the twelve months ended June 30, 2014 give pro forma effect to the Transactions as if the Transactions took place on January 1, 2013. The summary unaudited pro forma condensed combined information of Sensata is derived from the unaudited pro forma condensed combined financial statements included as Exhibit 99.1 to this Current Report on Form 8-K. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.
This summary pro forma financial information and other data should be read in conjunction with the unaudited pro forma condensed combined financial statements and the accompanying notes included as Exhibit 99.1 to this Current Report on Form 8-K, our historical audited and unaudited consolidated financial statements and related notes, the summary historical financial information of Schrader furnished as Exhibit 99.1 to the Current Report on Form 8-K filed on October 3, 2014, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Sensata’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 6, 2014, and Sensata’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on July 29, 2014.

Pro Forma Twelve Months Ended June 30, 2014
(Unaudited)
(in thousands)
Statement of Operations Data:
Net revenue	$2,621,508
Operating costs and expenses:
Cost of revenue	1,708,683
Research and development	93,858
Selling, general and administrative	250,734
Amortization of intangible assets	164,772
Impairment of goodwill	16,000
Restructuring and special charges	4,099
Total operating costs and expenses	2,238,146
Profit from operations	383,362
Interest expense	(142,289)
Interest income	1,227
Other, net(1)	3,642
Income before taxes	245,942
Provision for income taxes	27,798
Net income	$218,144

Other Financial Data
EBITDA(2)	$647,225
Adjusted EBITDA(2)	$656,171
______________________

(1) Other, net for the the pro forma twelve months ended June 30, 2014 includes losses recognized on repurchases or refinancings of debt $1.9 million; currency remeasurement gains associated with debt of $0.2 million; and gains on commodity contracts of $8.5 million.
(2) We believe EBITDA and adjusted EBITDA give investors meaningful information to help them understand our operating results and to analyze our financial and business trends on a period-to-period basis. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyses of our income or cash flows as reported under U.S. GAAP. The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented:

Pro Forma Twelve Months Ended June 30, 2014
(Unaudited)
(in thousands)
Net income	$218,144
Provision for income taxes and other tax related expense	27,798
Interest expense, net	141,062
Amortization and depreciation expense	260,221
EBITDA	647,225
Deferred gain on other hedges and gain on currency remeasurement on debt, net	(19,042)
Financing and other transaction costs(a)	4,262
Restructuring and special charges(b)	(2,121)
Schrader Adjustments to EBITDA(c)	25,847
Adjusted EBITDA	$656,171
______________________
(a) Includes losses related to debt refinancing transactions, costs associated with our secondary equity offering transactions, and costs associated with acquisition activities.

(b) Restructuring and special charges for the pro forma twelve months ended June 30, 2014 includes the following:
(1) severance costs (including pension settlement charges) related to the restructuring plan we committed to in 2011 (the “2011 Plan”), excluding the impact of foreign exchange of $0.1 million;
(2) facility exit and other costs related to the 2011 Plan of $3.6 million; and
(3) costs associated with the retirement of our former Chief Executive Officer, and costs incurred, offset by insurance proceeds recognized, as a result of a fire in our South Korean facility, and other restructuring related charges of $(5.8) million.

(c) Reflects share-based compensation, one-time legal matters, tax indemnification adjustment, start-up costs, Brazil inventory adjustment and other adjustments, as set forth under footnote (1) under “Summary Historical Financial Information of Schrader” furnished as Exhibit 99.1 to the Current Report on Form 8-K filed on October 3, 2014. Such adjustments do not necessarily represent an indication of future adjusted EBITDA for the combined business.

Risk Factors Related to the Schrader Acquisition
The Schrader Acquisition may not achieve its intended results, and we and Schrader may be unable to successfully integrate our operations.
The integration of Schrader into our operations will be a significant undertaking and will require significant attention from our management team. The Schrader Acquisition involves the integration of two companies that previously operated independently and the unique business cultures of the two companies may prove to be incompatible. It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect our ability to achieve the anticipated benefits of the Schrader Acquisition. Our results of operations could also be adversely affected by any issues attributable to Schrader’s operations that arise or are based on events or actions that occur prior to the closing of the Schrader Acquisition. We may have difficulty addressing possible differences in corporate cultures and management philosophies between Schrader and us. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenue and could adversely affect the combined company’s future business, financial condition, operating results and prospects.
We may not realize the efficiencies and synergies that are anticipated from the Schrader Acquisition.
We currently anticipate significant synergies over the enterprise life of the combined company; however, we cannot assure you that these expected synergies will be fully realized, if at all.
Our actual synergies could differ materially from our current estimates. Actual synergies and the expenses required to realize these synergies could differ materially from these estimates, and we cannot assure you that we will achieve the full amount of overall synergies on the schedule anticipated or at all or that these synergies will not have other adverse effects on our business. In light of these significant uncertainties, you should not place undue reliance on our estimated present value of overall synergies expected over the enterprise life of the combined company.
New business initiatives and strategies may be less successful than anticipated and could adversely affect our business.
The introduction, implementation, success and timing of new business initiatives and strategies, including, but not limited to, initiatives to increase revenue or reduce costs, may be less successful or may be different than anticipated, which could adversely affect our business.
We will incur substantial transaction fees and costs in connection with the Schrader Acquisition and the other Transactions.
We expect to incur non-recurring transaction costs in connection with the Schrader Acquisition totaling approximately $11.7 million. In addition to these costs, we expect fees and costs of approximately $18.8 million in connection with the Financing Transactions, excluding any original issue discount. Additional costs will be incurred in the course of the integration of our and Schrader’s respective businesses. We cannot be certain that the expected elimination of duplicative costs or the realization of other expected efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

The assumption of unknown liabilities in the Schrader Acquisition may harm our financial condition and results of operations.
As a result of the Schrader Acquisition, the Issuer will assume all of Schrader’s liabilities, including contingent liabilities. If there are significant unknown Schrader obligations, the combined company’s business could be materially and adversely affected. We may learn additional information about Schrader’s business that adversely affects the combined company, such as unknown liabilities, or issues that could affect our ability to comply with applicable laws. As a result, we cannot assure you that the Schrader Acquisition will be successful or that it will not, in fact, harm our business. Among other things, if Schrader’s liabilities are greater than expected, or if there are material obligations of which we do not become aware until after the time of completion of the Schrader Acquisition, our business could be materially and adversely affected. If we become responsible for substantial uninsured liabilities, these liabilities may have a material adverse effect on our financial condition and results of operations. We have no recourse against the Seller (whether through indemnity or otherwise) to cover any such liabilities.
We do not currently control Schrader and its subsidiaries and will not control Schrader and its subsidiaries until the consummation of the Schrader Acquisition.
We do not currently control Schrader and its subsidiaries and will not control Schrader and its subsidiaries until the consummation of the Schrader Acquisition. While the Schrader Acquisition Agreement imposes certain limitations on how Schrader manages its business, we cannot assure you that, prior to the consummation of the Schrader Acquisition, Schrader’s business will be operated in the same way as it would be under our control.
The pro forma financial statements included in Exhibit 99.1 attached to this Current Report on Form 8-K are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Schrader Acquisition.
The pro forma financial statements contained in Exhibit 99.1 attached to this Current Report on Form 8-K are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the Schrader Acquisition for several reasons. Our actual financial condition and results of operations following the Schrader Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Schrader Acquisition. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.
Risk Factor Related to Our Business
Export of our products are subject to various export control regulations and may require a license from either the U.S. Department of State, the U.S. Department of Commerce, or the U.S. Department of the Treasury. Any failure to comply with such regulations could result in governmental enforcement actions, fines, penalties or other remedies, which could have a material adverse effect on our business, results of operations or financial condition.
We must comply with the United States Export Administration Regulations, International Traffic in Arms Regulation (“ITAR”), and the sanctions, regulations, and embargoes administered by the Office of Foreign Assets Control (“OFAC”). Certain of our products that have military applications are on the munitions list of the ITAR and require an individual validated license in order to be exported to certain jurisdictions. Any changes in export regulations may further restrict the export of our products, and we may cease to be able to procure export licenses for our products under existing regulations. For example, changes in the OFAC administrated embargo on trade with Iran have eliminated exceptions that may have previously permitted direct or indirect sales to that country. This area remains fluid in terms of regulatory developments. Should we need an export license, the length of time required by the licensing process can vary, potentially delaying the shipment of products and the recognition of the corresponding revenue. Any restriction on the export of a significant product line or a significant amount of our products could cause a significant reduction in revenue.
We have discovered in the past, and may discover in the future, deficiencies in our OFAC compliance program. Although we are currently undertaking efforts to enhance our OFAC compliance program, we cannot assure you that any such enhancements will ensure that we are in compliance with applicable laws and regulations at all times, or that OFAC (or other applicable authorities) will not raise compliance concerns or perform audits to confirm our compliance with applicable laws and regulations. Any failure by us to comply with applicable laws and regulations could result in governmental enforcement actions, fines or penalties, criminal and/or civil proceedings, or other remedies, any of which could have a material adverse effect on our business, results of operations or financial condition.
Description of Other Indebtedness - Senior Credit Facilities
Summarized below are the principal terms of the agreements that govern, or that we expect will govern upon the effectiveness of the Third Amendment (as defined below), the Issuer's senior secured credit facilities (the "Senior Credit Facilities"). This summary is not a complete summary of all of the terms of such agreements, and the final terms of the Third Amendment may differ materially from those set forth below.
General
On May 12, 2011, the Issuer entered into the Senior Credit Facilities with Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) and initial swing line lender, and the lenders and other parties named therein. The Senior Credit Facilities were amended by a first amendment on December 6, 2012 and a second amendment on December 11, 2013. The Issuer proposes to further amend the Senior Credit Facilities pursuant to a third amendment (the “Third Amendment”) on or about the closing date of the Schrader Acquisition.
The Senior Credit Facilities currently consist of a $250.0 million multi-currency revolving credit facility, which may be available in U.S. dollars and Euros, and a U.S. dollar term loan facility in an aggregate outstanding principal amount of approximately $471.7 million as of June 30, 2014.
The Issuer proposes to incur a $600.0 million new incremental term loan facility under the Senior Credit Facilities pursuant to the Third Amendment. The proceeds of the new incremental term loan facility are expected to be used, together with the proceeds of the offering of the Notes and cash on hand, to (i) fund the Schrader Acquisition, (ii) permanently repay all of the outstanding indebtendess under Schrader's existing credit facilities, and (iii) pay related transaction fees and expenses. The new incremental term loan facility will be arranged by Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada and Goldman Sachs Bank USA.
Amounts under the revolving credit facility may be borrowed, repaid and reborrowed to fund our working capital needs and other general corporate purposes. No term loan borrowing, once repaid, may be reborrowed.
Borrowers and Guarantors
The borrowers under the Senior Credit Facilities are the Issuer and a wholly-owned subsidiary of the Issuer known as Sensata Technologies Finance Company, LLC, a Delaware limited liability company. All obligations under the

Senior Credit Facilities are unconditionally guaranteed by certain of our material U.S. subsidiaries and certain material subsidiaries located in the Netherlands, Mexico, Japan, Bermuda, Malaysia, Belgium, Bulgaria and the United Kingdom.
Maturity and Amortization
The maturity of the revolving credit facility is May 12, 2016. Loans made pursuant to the revolving credit facility must be repaid in full on or prior to such maturity date. The maturity of the existing term loan facility is May 12, 2019, and the maturity date of the new incremental term loan facility is expected to be the seventh anniversary of the effective date of the Third Amendment. The principal amount of the existing term loan facility amortizes, and the principal amount of the new incremental term loan facility is expected to amortize, in equal quarterly installments in an aggregate annual amount equal to 1% of the respective original principal amount thereof, with the balance payable at maturity.
Subject to certain exceptions, the existing term loan facility is, and the new incremental term loan facility will be, subject to mandatory prepayments equal to (a) 100% of the net cash proceeds from certain non-ordinary course sale or certain other dispositions of assets of the borrowers and their restricted subsidiaries or casualty events, subject to customary reinvestment provisions and certain other exceptions, (b) 100% (subject to reductions to 50% and 0% based on achievement of certain senior secured net leverage levels) of the net cash proceeds from issuances of certain indebtedness of the borrowers and their restricted subsidiaries (other than indebtedness permitted under the Senior Credit Facilities documentation), and (c) 25% (subject to a reduction to 0% based on achievement of a certain senior secured net leverage level) of annual excess cash flow of the borrowers and their restricted subsidiaries.
If a repricing event occurs with respect to the new incremental term loan facility prior to the date that is six months after the effective date of the Third Amendment, it is proposed that the Issuer will be required to pay a prepayment fee in the amount of 1.00% of the aggregate principal amount of the loans repaid or prepaid pursuant to such repricing event.
The Senior Credit Facilities provide for the ability of the borrowers, the guarantors and their subsidiaries to repurchase loans through open market purchases and/or Dutch auctions open to all lenders on a pro rata basis and subject to certain other conditions.
Interest Rates
At the Issuer’s option, loans under the Senior Credit Facilities denominated in dollars may be maintained from time to time as (x) Base Rate (as defined below) loans, which bear interest at the Applicable Rate (as defined below) in excess of the Base Rate in effect from time to time, or (y) Eurodollar Rate (as defined below) loans, which bear interest at the Applicable Rate in excess of the Eurodollar Rate for the respective interest period. Revolving credit facility borrowings denominated in Euros shall be maintained from time to time as EURIBOR (as defined below) loans, which bear interest at the Applicable Rate in excess of EURIBOR for the respective interest period.
For purposes of the Senior Credit Facilities:

•
“Base Rate” is defined to mean the highest of (x) 1/2 of 1% per annum in excess of the federal funds rate, (y) the rate of interest published by the Wall Street Journal from time to time as the “prime rate” and (z) the Eurodollar Rate for a one month interest period plus 1.00%. “Eurodollar Rate” for any interest period is defined to mean (x) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate by reference to a page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, (y) if the rate referenced in the preceding clause (x) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in U.S. dollars for delivery on the first day of such interest period in immediately available funds in the approximate amount of the Eurodollar Rate loan being made, continued or converted by the Administrative Agent and with a term equivalent to such interest period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two business days prior to the first day of such interest period or (z) in the case of Eurodollar Rate loans that are term loans, if greater than the rate determined by the Administrative Agent pursuant to the foregoing clauses (x) and (y), 0.75%. “EURIBOR” means, in relation to any interest period, (x) the percentage rate per annum determined by the Banking Federation for the European Union for such period displayed on the appropriate page of the Telerate screen (the “Screen Rate”) or (y) if the Screen Rate is not available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the reference banks to leading banks in the European Interbank Market, as of 11:00 a.m. (Central European time) on the rate fixing day for the offering of deposits in Euro for a period comparable to such interest period; and

•
“Applicable Rate” is defined to mean (x) at any time in respect of the revolving credit facility, the applicable percentage determined in accordance with a pricing grid based on achievement of certain senior secured net leverage levels, (y) at any time in respect of the existing term loan facility, for Eurodollar Rate loans, 2.50% and for Base Rate loans, 1.50% and (z) as currently proposed in respect of the new incremental term loan facility, 2.75% and for Base Rate loans, 1.75%.

Availability
Loans under the new incremental term loan facility are proposed to be borrowed on the effective date of the new incremental term loan facility.
Security
The borrowers and each of the guarantors under the Senior Credit Facilities have granted the collateral agent under the Senior Credit Facilities on behalf of the secured parties, subject to certain exceptions, a valid and perfected first priority lien and security interest in substantially all of the following (in each case, subject to certain exceptions):

•	all shares of capital stock of (or other ownership interests in) the borrowers and each present and future material subsidiary of the borrowers or such guarantor; and

•	substantially all present and future property and assets, real and personal, of the borrowers or such guarantor.
Covenants
The Senior Credit Facilities require us to comply with customary affirmative and negative covenants, and with respect to the revolving credit facility, a springing financial maintenance covenant. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions and qualifications.
Affirmative Covenants
The affirmative covenants require: (i) compliance with laws and regulations (including, without limitation, ERISA); (ii) payment of taxes and other material obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights, franchises, permits and licenses; (v) compliance with environmental laws; (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) maintenance of properties; (ix) use of proceeds; (x) designation of restricted and unrestricted subsidiaries; (xi) maintenance of ratings; (xii) actions undertaken in connection with junior financing documents; (xiii) certain tax matters; (xiv) further assurances as to perfection and priority of security interests; (xv) causing certain subsidiaries to guarantee obligations and give security and (xvi) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, in each case prepared on a consolidated basis, notices of defaults, compliance certificates, forecasts, reports to shareholders and other creditors and other business and financial information as the Administrative Agent shall reasonably request).
Negative Covenants
The negative covenants include restrictions with respect to (i) liens; (ii) debt (including guaranties or other contingent obligations); (iii) mergers and consolidations, liquidations and dissolutions; (iv) sales, transfers and other dispositions of assets; (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to stockholders; (vii) designation of senior debt; (viii) becoming a general partner in any partnership; (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing subordinated debt; (xi) capital expenditures; (xii) granting negative pledges other than to the administrative agent and the lenders or the entering into any agreements that restrict or could restrict a restricted subsidiary’s rights to make restricted payments to any borrower or any guarantor; (xiii) changing the principal nature of our business; (xiv) conducting transactions with affiliates; (xv) amending organizational documents or amending or otherwise modifying the terms of any subordinated debt; (xvi) passive holding company status; and (xvii) changing accounting policies or reporting practices.
Financial Covenants
Under the revolving credit facility, we are required to maintain a senior secured net leverage ratio not to exceed 5.0:1.0 during periods when outstanding loans and letters of credit that are not cash collateralized for the full face amount thereof exceed 10% of the commitments under the revolving credit facility. In addition, we are required to satisfy this ratio in connection with any new borrowings under the revolving credit facility as of the time of such borrowings. This financial covenant, when required to be tested, is tested on a trailing four-quarter basis and on a pro forma basis in connection with any borrowing described in the foregoing sentence.
Events of Default
The Senior Credit Facilities provide for customary events of default, including: (a) failure to pay principal when due, or to pay interest or fees within five business days after the same becomes due or other amounts within ten business days after the same becomes due; (b) any representation or warranty proving to have been materially incorrect or misleading when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice of such failure; (d) cross-defaults to other indebtedness in an amount not less than a specified threshold; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount in excess of a specified threshold not covered by insurance; (g) impairment of loan documentation or security; (h) change of control; (i) inability to pay debts as they become due and (j) standard ERISA defaults. A breach of the financial covenant does not result in an event of default under the existing term loan facility or the proposed new incremental term loan facility until 30 days after the required revolving lenders accelerate the revolving credit facility.

Capitalization
The following unaudited table sets forth our consolidated capitalization as of June 30, 2014, on an actual basis and on an as adjusted basis to give effect to the Transactions as if such transactions were completed as of that date.

	As of June 30, 2014
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$184.6	$171.0

Long-term debt, including current maturities:
Senior Credit Facilities:
Revolving credit facility(2)	$—	$—
Existing term loan facility(3)	471.7	471.7
New incremental term loan facility(3)	—	600.0
6.5% senior notes	700.0	700.0
4.875% senior notes	500.0	500.0
Notes offered hereby	—	400.0
Capital lease and other financing obligations	50.6	50.6
Total long-term debt	$1,722.3	$2,722.3
Total shareholders’ equity(4)	1,114.1	1,109.0
Total capitalization	$2,836.4	$3,831.3

(1)
Our cash and cash equivalents on an actual and as adjusted basis as of June 30, 2014 include $2.0 million that was held at Sensata Technologies Holding N.V. or another direct or indirect parent company of the Issuer. Our cash and cash equivalents on an as adjusted basis includes $9.6 million of cash and cash equivalents of Schrader, and has been adjusted to reflect approximately $23.3 million in fees and expenses associated with the Financing Transactions. However, our cash and cash equivalents has not been adjusted for approximately $11.7 million in fees and expenses associated with the Schrader Acquisition or to reflect the use of approximately $22.2 million of cash to fund the DeltaTech Acquisition and related estimated post-closing adjustments.

(2)
As of June 30, 2014, the revolving credit facility was $250.0 million. As of June 30, 2014, after giving pro forma effect to the Transactions, we had no outstanding borrowings under the revolving credit facility, excluding outstanding letters of credit in the amount of approximately $7.0 million. As of September 30, 2014, we had $160.0 million of borrowings under our revolving credit facility. These borrowings were used to fund the DeltaTech Acquisition. See “Description of Other Indebtedness-Senior Credit Facilities.”

(3)
As of June 30, 2014, outstanding term loans under the Senior Credit Facilities accrued interest at a rate of 3.25% per annum. As adjusted amount reflects new incremental term loan borrowings under the Senior Credit Facilities. See ”Description of Other Indebtedness-Senior Credit Facilities.”

(4)
Our total shareholders’ equity on an as adjusted basis gives effect to the Transactions as further described in the pro forma financial statements contained in Exhibit 99.1 attached to this Current Report on Form 8-K. We have made certain assumptions and estimates in connection with such amount. Therefore, such estimated amount may differ from the actual amount.

Certain Definitions
The following definitions are used herein:
DeltaTech Acquisition
The acquisition of all of the outstanding equity interests of CoActive US Holdings, Inc., the direct or indirect parent of companies comprising CoActive Holdings, LLC’s DeltaTech Controls business, as previously disclosed in our Current Report on Form 8-K filed on July 7, 2014.
Financing Transactions
The issuance of the Notes and the incurrence of $600.0 million of new incremental term loan borrowings under the Issuer's existing senior secured credit facilities, along with the use of the related proceeds and cash on hand to (i) fund the Schrader Acquisition, (ii) permanently repay all outstanding indebtedness under Schrader's existing credit facilities, and (iii) pay related fees and expenses.
Guarantors
Those direct and indirect subsidiaries of the Issuer that will guarantee the Issuer’s obligations under the Notes. Prior to the consummation of the Schrader Acquisition, the “Guarantors” include the Sensata Guarantors and, immediately after the consummation of the Schrader Acquisition, the “Guarantors” include the Sensata Guarantors and the Schrader Guarantor.
Issuer
Sensata Technologies B.V., an indirect, wholly-owned subsidiary of Sensata Technologies Holding N.V.
Notes
The Issuer's $400.0 million aggregate principal amount of senior notes due 2024.
Schrader
August Cayman Company, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its direct and indirect subsidiary holding and operating companies comprising the business of Schrader International, Inc. prior to the Schrader Acquisition.
Schrader Acquisition
The purchase by the Issuer of all of the outstanding equity interests of August Cayman Company, Inc., the direct or indirect parent of various holding and operating companies comprising the business of Schrader International, Inc.
Schrader Acquisition Agreement
The share purchase agreement, dated August 15, 2014, among Sensata, the Issuer, and the Seller, as it may be amended from time to time.
Schrader Guarantor
The Issuer’s newly formed United Kingdom subsidiary, which will be the direct parent of August Cayman Company, Inc.

Seller
Schrader International, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.
Sensata Guarantors
Certain of the Issuer’s subsidiaries in the United States and the Netherlands, as well as the Issuer's subsidiaries in the following jurisdictions: Belgium, Bermuda, Bulgaria, Japan, Malaysia and Mexico.
The Transactions
Those transactions including the Financing Transactions and the Schrader Acquisition.
U.S. GAAP
U.S. generally accepted accounting principles.